Exhibit 99.1

NEWS RELEASE

MURPHY OIL CORPORATION ANNOUNCES PLANNED RETIREMENT OF CONTROLLER AND ELECTION OF NEW APPOINTEE

EL DORADO, Arkansas, April 6, 2017 – Murphy Oil Corporation (NYSE: MUR) today announced that Keith S. Caldwell, Senior Vice President and Controller, plans to retire later this year. In advance of Caldwell’s retirement, effective June 1, 2017, Christopher D. Hulse, has been elected to Vice President and Controller. Caldwell will remain at Murphy until later in the year to assist with the transition.

Hulse joined the company’s wholly owned subsidiary, Murphy Exploration & Production Company in 2015 and is currently Vice President, Finance Projects. Prior to this assignment, Hulse served as Vice President Finance, Onshore with responsibilities over accounting for North American onshore operations.

Before joining Murphy, Hulse worked for a large integrated global oil and natural gas company having over eighteen years of experience in accounting, finance, planning and strategy, including being a country finance controller. Preceding joining the oil and natural gas industry, Hulse worked for a major accounting firm and holds a bachelor’s degree in Economics from the University of Bath, United Kingdom and is designated as a Chartered Accountant by the Institute of Chartered Accountants in England and Wales. Hulse will report to John W. Eckart, Executive Vice President and Chief Financial Officer.

“Chris has many years of in-depth finance and accounting experience in the energy industry that will serve Murphy well. I look forward to his continued contributions,” stated Roger W. Jenkins, President and CEO. “We are grateful to Keith for his many years of service and wish him the very best in retirement,” Jenkins added.

ABOUT MURPHY OIL CORPORATION

Murphy Oil Corporation is a global independent oil and natural gas exploration and production company. The company’s diverse resource base includes offshore production in Southeast Asia, Canada and Gulf of Mexico, as well as North America onshore plays in the Eagle Ford Shale,

Kaybob Duvernay and Montney. Additional information can be found on the company’s website at http://www.murphyoilcorp.com

Investor Contacts:

Kelly Whitley, kelly_whitley@murphyoilcorp.com, 281-675-9107

Nancy Perkins, nancy_perkins@murphyoilcorp.com, 281-675-9252

Emily McElroy, emily_mcelroy@murphyoilcorp.com, 870-864-6324

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